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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           December 31, 2001
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1. Name and Address of Reporting Person*

    Williams           Michael          S.
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   (Last)             (First)          (Middle)

    3710 East Kent Drive
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   (Street)

    Phoenix            Arizona           85044
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   (City)             (State)           (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Entrada Software Incorporated - ETSW
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3. IRS Or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   January, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                          [X] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

    Vice-Chairman
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                            TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of         2. Trans-                                           5. Amount of      6. Owner-
  Security            action  3. Trans-     4. Securities Acquired (A)    Securities        ship
  (Instr. 3)          Date       action        or Disposed of (D)         Beneficially      Form:      7. Nature of
                      (Month/    Code          (Instr. 3, 4 and 5)        Owned at          Direct        Indirect
                      Day/       (Instr. 8)    ----------------------     End of Month      (D) or        Beneficial
                      Year)      ----------             (A) or            (Instr. 3 and 4)  Indirect I)   Ownership
                                 Code    V     Amount   (D)     Price                       (Instr. 4)    (Instr. 4)
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Common Stock,
 $.001 par Value     12/18/00     S     N/A     1,000    D      $2.022    1,529,095(1),(3)      D            (1)
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Common Stock,
 $.001 par Value     12/19/00     S     N/A     1,600    D      $2.022    1,529,095(1),(3)      D            (1)
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Common Stock,
 $.001 par Value     01/24/01     S     N/A    50,000    D      $1.937    1,479,095(2),(3)      D            (2)
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative               2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)                  sion or      action      tion          Securities Acquired
                                        Exercise     Date        Code          (A) or Disposed
                                        Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                                        Derivative   Day/        -----------   -------------------------
                                        Security     Year)       Code      V         (A)         (D)
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6. Date Exercisable                                        9. Number
   and Expiration    7. Title and Amount of                   of Derivative  10. Ownership
   Date (Month/         Underlying Securities                 ative              Form of
   Day/Year)            (Instr. 3 and 4)                      Securities         Derivative  11. Nature of
   ----------------    --------------------   8. Price of     Beneficially       Security:       Indirect
   Date     Expira-               Amount or      Derivative   Owned at           Direct (D)      Beneficial
   Exer-    tion                  Number of      Security     End of Month       or Indirect     Ownership
   cisable  Date       Title      Shares         (Instr.5)    (Instr. 4)         (I)(Instr.4)    (Instr.4)
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Explanation of Responses:
(1) Shares held as of December 31, 2000. Includes 1,390,975 common shares held by Aztore Holdings, Inc.
(2) Shares held as of January 31, 2001. Includes 1,340,975 common shares held by Aztore Holdings, Inc.
(3) Mr. Williams is Chief Executive Officer and Chief Portfolio Officer of Aztore Holdings, Inc. and controls voting power over stock held by Aztore Holdings. Mr. Williams disclaims beneficial ownership of shares held by Aztore Holdings except to the extent of his beneficial ownership in Aztore Holdings.

                           /s/ Michael S. Williams             February 12, 2001
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                           **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).